Exhibit 4.11

                          AMENDMENT TO RIGHTS AGREEMENT
                       DATED EFFECTIVE AS OF MAY 12, 1997


         This Amendment to that Rights Agreement dated effective May 12, 1997 (the "Rights Agreement"), is entered into effective this 28th day of December, 2001, between Foreland Corporation (the "Company") and Atlas Stock Transfer Corporation, (the "Rights Agent") (collectively, the "Parties").

         The Parties hereby agree that paragraph 1.1(a) of the Parties' Rights Agreement is stricken in its entirety and replaced with the following paragraph 1.1(a):

                  (a) "Acquiring Person" shall mean any person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty percent (20%) or more of the Voting Shares of the Company then outstanding, but shall not include Colour Holdings Limited, a Guernsey corporation, and its affiliates and transferees, the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed, or established by the Company or such Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan.

         The Parties hereby agree that paragraph 1.1(n) of the Parties' Rights Agreement is stricken in its entirety and replaced with the following paragraph 1.1(n):

                  (n) "Flip-over Transaction or Event" shall mean (A) a transaction in which, directly or indirectly, the Company shall consolidate with, merge with or into, or enter into an arrangement with, any other Person (other than Colour Holdings Limited, a Guernsey corporation, or any of its affiliates or transferees or a wholly owned subsidiary of the Company) or any other Person (other than Colour Holdings Limited, a Guernsey corporation, or any of its affiliates or transferees or a wholly owned subsidiary of the Company) shall consolidate with, merge with or into, or enter into an arrangement with the Company, and, in connection therewith, all or part of the outstanding Common Shares of the Company shall be changed in any way, reclassified or converted into or exchanged for shares or other securities or cash or any other property, or (B) a transaction or series of transactions in which, directly or indirectly, the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets:

                           (i) aggregating more than fifty percent (50%) of the
                  assets (measured by either book value or Market Price, whichever results in the greater percentage); or

                           (ii) which generated during the Company's last
                  completed fiscal year or is expected to generate in the Company's then current fiscal year more than fifty percent (50%) of the operating income or cash flow of the Company and its Subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly-owned subsidiaries or Colour Holdings, Ltd., a Guernsey corporation, or any of its affiliates or transferees) or to two or more such Persons which are affiliated or otherwise acting jointly or in concert.

         The Parties hereby agree that paragraph 1.1(z) of the Parties' Rights Agreement is stricken in its entirety and replaced with the following paragraph 1.1(z):

                  (z) "Separation Date" shall mean the close of business on the earliest of (i) the tenth day (or such later day as is determined by the unanimous vote of the Board of Directors and Publicly announced) after the Stock Acquisition Date (provided, however, that if prior to the date which would otherwise be the Separation Date, the Acquiring Person whose becoming such shall have caused the Stock Acquisition Date to occur, shall cease to be an Acquiring Person and shall be the beneficial owner of not more than 5% of the Common Stock of the Company, as indicated in a public announcement or public filing by such Person, then for purposes of this Section 1.1(z), the Stock Acquisition Date shall be the deemed not to have occurred), or (ii) the tenth day after the date of the commencement of, or first public announcement of the intent of any Person (other than the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or such Subsidiary of the Company for or pursuant to any tender or exchange offer plan or Colour Holdings Limited, a Guernsey corporation, or any of its affiliates or transferees) to commence a tender or exchange offer or Takeover Bid to acquire (when added to any Voting Shares as to which such person is the Beneficial Owner immediately prior to such tender or exchange offer or Takeover Bid) Beneficial Ownership of twenty percent (20%) or more of the outstanding Voting Shares (provided that, if the foregoing results in the Separation Date being prior to the Record Date, the Separation Date shall be the Record Date and provided further that, if any tender or exchange offer or Takeover Bid referred to in clause (ii) of this
         Section 1.1(z) expires, is canceled, terminated, or otherwise withdrawn prior to the date which would otherwise be the Separation Date, such offer shall be deemed, for purposes of this Section 1.1(z), never to have been made), or (iii) such later date as may be fixed by the Board of Directors from time to time by notice to the Rights Agent and publicly announced by the Company (but not with respect to an event described in (i) or (ii) involving Colour Holdings Limited, a Guernsey corporation, or any of its affiliates or transferees).

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written herein.

FORELAND CORPORATION                            ATLAS STOCK TRANSFER CORPORATION

/s/ Bruce C. Decker                                /s/ Pam Gray
-------------------------------                 --------------------------------
By:____________________________                 By:_____________________________
   Its duly authorized officer                      Its duly authorized officer

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